EXHIBIT 10.10

IMMUNOCELLULAR THERAPEUTICS, LTD.

AMENDMENT NO. 2 TO 2006 EQUITY INCENTIVE PLAN

This Amendment No. 2 to the 2006 Equity Incentive Plan (this “Amendment”), dated as of January 28, 2008, of ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Company”). All capitalized terms shall have the meanings set forth in the 2006 Equity Incentive Plan (the “Plan”).

WHEREAS, the Company’s Board of Directors have determined to amend the Plan to increase the aggregate number of shares of Common Stock available for grant under the Plan, with such increase to be subject to approval by the Company’s stockholders;

NOW, THEREFORE, the Company hereby amends the Plan as set forth herein:

Subsection 3 is hereby deleted in its entirety and is restated to read as follows, with such amendment and restatement to be subject to approval by the Company’s stockholders:

“3. STOCK SUBJECT TO THIS PLAN; MAXIMUM NUMBER OF GRANTS

Subject to the provisions of Sections 6.1.1 and 8.2 of this Plan, the total number of shares of Common Stock which may be offered, or issued as restricted stock or on the exercise of Options or SARs under the Plan shall not exceed two million two hundred Fifty thousand (2,250,000) shares of Common Stock. The shares subject to an Option or SAR granted under the Plan which expire, terminate or are cancelled unexercised shall become available again for grants under this Plan. If shares of restricted stock awarded under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan. Where the exercise price of an Option is paid by means of the optionee’s surrender of previously owned shares of Common Stock or the Company’s withholding of shares otherwise issuable upon exercise of the Option as may be permitted herein, only the net number of shares issued and which remain outstanding in connection with such exercise shall be deemed “issued” and no longer available for issuance under this Plan. No eligible person shall be granted Options or other awards during any twelve-month period covering more than four hundred thousand (400,000) shares.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

ImmunoCellular Therapeutics, Ltd.

By:	/s/ C. Kirk Peacock
Name:	C. Kirk Peacock
Title:	Interim President